Exhibit 16

                [LETTERHEAD OF WIENER, GOODMAN & COMPANY, P.C.]

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

We were previously the independent accountants for Regent Group, Inc. On October 10, 2001, the Board of Directors of Regent Group, Inc. dismissed us as the independent accountants of Regent Group, Inc.

We have read Regent Group, Inc.'s statements included under Item 4 of its Form 8-K dated October 10, 2001, and we agree with such statements.

Very truly yours,

/s/ Wiener, Goodman & Company, P.C.

Wiener, Goodman & Company, P.C.